Exhibit 10.20#

Zeta Global Holdings Corp.

Non-Employee Director Compensation Program

Non-employee members of the board of directors (the “Board”) of Zeta Global Holdings Corp. (the “Company”) shall receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who is entitled to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company and subject to any limits on non-employee director compensation set forth in the Equity Plan (as defined below). This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. The terms and conditions of this Program shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors, except for equity compensation previously granted to a Non-Employee Director. This Program shall be effective as of January 1, 2022 (the “Effective Date”).

Annual Retainer

Each Non-Employee Director will be eligible to receive an annual retainer in an amount equal to $100,000 (the “Annual Retainer”). The Annual Retainer will be payable in arrears in four equal quarterly installments as soon as possible following March 31, June 30, September 30 and December 31 of each calendar year during which a Non-Employee Director serves in such capacity on the Board; provided that if a Non-Employee Director does not serve in such capacity for an entire calendar quarter, the Annual Retainer will be prorated for the portion of such calendar quarter that such Non-Employee Director actually serves in such capacity. At each Director’s election, each quarterly installment of the Annual Retainer payable to such Director may be paid in cash or equity of the Company.

The Board may adopt program that allows Non-Employee Directors to defer Annual Retainers.

Equity Compensation

Each Non-Employee Director will be granted an annual award of restricted stock as set forth in this Program (the “Equity Award”). The Equity Award will be granted under and subject to the terms and provisions of the Company’s 2021 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be subject to an award agreement, including attached exhibits, in substantially the form previously approved by the Board.

On each July 1, and subject to his or her continued service as a Non-Employee Director through each such date, each Non-Employee Director shall automatically be granted the Equity Award in the form of a number of shares of restricted stock determined by dividing $150,000 by the Fair Market Value (as defined in the Equity Plan) of a share of the Company’s Class A Common Stock on the date of grant (with any partial shares that result being rounded up to the nearest whole share). For the avoidance of doubt, the Equity Award for calendar year 2022 will be granted on July 1, 2022 and will be based on the Fair Market Value of the Company’s Class A Common Stock on such date.

A. Terms of Equity Awards Granted to Non-Employee Directors.

1. Vesting. Each Equity Award shall vest as to 25% of the shares on first anniversary of the date of grant and as to 25% of the shares on each October 1, January 1 and April 1 thereafter, such that each Equity Award shall be fully vested 21 months from the date of grant, subject to the applicable Non-Employee Director continuing in service as a Non-Employee Director through such vesting date.

2. Forfeiture. Unless the Board otherwise determines, any portion of an Equity Award which is unvested at the time of a Non-Employee Director’s termination of service on the Board as a Non-Employee Director shall be immediately forfeited upon such termination of service and shall not thereafter become vested. All of a Non-Employee Director’s Equity Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the Equity Plan), to the extent outstanding at such time.

3. Deferrals. The Board may adopt program that allows Non-Employee Directors to defer Equity Awards.

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